Nuveen Virginia Quality Municipal Income Fund N-2/A

Exhibit 99.(n)(2)

KPMG LLP

Aon Center Suite 5500

200 E. Randolph Street
Chicago, IL 60601-6436

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated July 25, 2024, with respect to the financial statements and financial highlights of Nuveen Virginia Quality Municipal Income Fund.

Chicago, Illinois
June 3, 2026

KPMG LLP, a Delaware limited liability partnership, and its subsidiaries are part of the KPMG global organization of independent member firms affiliated with KPMG

International Limited, a private English company limited by guarantee.